EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Post-Effective Amendment No. 1 of China Renewable Energy Holding, Inc. of our report dated February 28, 2008 relating to the combined balance sheets of China Renewable Energy Holdings, Inc. and China Clean & Renewable Limited at December 31, 2007 and the combined related statements of operations, stockholders’ deficiency, and cash flows for the year ended December 31, 2007.

We also consent to the reference to our Firm under the caption "Experts" in the Registration Statement.

/s/ WEBB & COMPANY, P.A.

WEBB & COMPANY, P.A.

Certified Public Accountants

Boynton Beach, Florida

May 7, 2009